STOCK SALE AND PURCHASE AGREEMENT

This STOCK SALE AND PURCHASE AGREEMENT (the “Agreement”) dated as of October 31, 2011 is entered into by and between Sancon Resource Recovery Inc., a US company which is registered in the State of Nevada (the “Seller” or the “Company”) and its 70% controlled subsidiary, Sancon Resources Recovery (Shanghai) Co. Ltd., a limited liability company organized under the laws of the Peoples’ Republic of China, and Crossover Solutions, Inc., a corporation organized under the laws of BVI (collectively “SanconSH”), and Mr. Jack Chen (the “Buyer”), a Chinese domestic resident and the Director and Chief Executive Officer of the Company.

RECITALS

WHEREAS, the Seller controls 70% interests in Sancon Resources Recovery (Shanghai) Co. Ltd., and 100% interests in Crossover Solutions, Inc. (the “SanconSH Interest”)

WHEREAS, SanconSH is a domestic Chinese entity that is 100% set up and owned by Mr. Jack Chen, a domestic Chinese resident, it is 70% controlled by the Company under “Variable Interest Equity” accounting method also known as the VIE structure. (the “Business”).

WHEREAS, the Seller has resolved to exit all business activities related to the Business and transfer its entire interest in SanconSH to the Buyer.

WHEREAS, the Buyer is the Director and Chief Executive Officer of the Company.

WHEREAS, the Buyer is desirous of acquiring the SanconSH Interest and the Business.

WHEREAS, Seller desires to convey, sell and assign to Buyer all of Seller’s right, title and interest in and to the SanconSH Interest upon the terms and conditions contained in this Agreement.

NOW THEREFORE, in consideration of the mutual promises and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Recitals. The foregoing recitals are true and correct.

2. Purchase Price. Subject to the terms and conditions of this Agreement, Buyer shall acquire the SanconSH Interest by paying a total of 10,100,000 shares of the Company (the “Purchase Price”).

3. Representations and Warranties of SanconSH and Seller.

3.1 Organization and Good Standing. SanconSH is duly formed, validly existing and in good standing under the laws of its jurisdiction of formation, with full corporate power and authority to own, lease and operate its business and properties and to carry on business in the places and in the manner as presently conducted or proposed to be conducted.

3.2 Authority and Enforcement. SanconSH and Seller have all requisite corporate power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby. SanconSH and Seller have taken all corporate action necessary for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and this Agreement constitutes the valid and binding obligation of SanconSH and Seller, enforceable against them in accordance with its terms.

4. Representations and Warranties of Buyer.

4.1 Good Standing. Buyer is a domestic Chinese resident with full power and authority to own, lease and operate properties and to carry on business under the laws of Peoples’ Republic of China.

4.2 Authority and Enforcement. Buyer has all requisite power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby. This Agreement constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

5. Conditions to Closing.

5.1 Conditions Precedent to Buyer’s Obligation to Close. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to satisfaction of the following conditions on or prior to the Closing Date:

(a) The representations and warranties of Seller and SanconSH set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date.

(b) All actions to be taken by Seller in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

5.2 Conditions Precedent to Seller’s Obligation to Close. The obligation of Seller to consummate the transactions contemplated hereby is subject to satisfaction of the following conditions on or prior to the Closing Date:

(a) The representations and warranties of Buyer set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date.

(b) Seller shall have obtained the approval of their respective Board of Directors; and

(c) All actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Seller.

6. Closing.

6.1 Closing. The closing shall take place no later than November 30, 2011 (the “Closing”).

6.2 Procedure at the Closing. At the Closing, the parties agree to take the following steps in the order listed below (provided, however, that upon their completion all of these steps shall be deemed to have occurred simultaneously):

(a) Buyer and/or an affiliate of Buyer as determined by Buyer shall deliver to the Seller a total of 10,100,000 common shares of the Company, and

(b) The Seller shall transfer its 100% interest in Crossover Solutions Inc and relinquish all claims of any interests whatsoever in Sancon Resources Recovery (Shanghai) Co Ltd. to Buyer and execute such documentation as may be reasonably requested by Buyer to carry out such transfer.

7. Obligations Post-Closing. If, at any time after the Closing, the parties shall consider or be advised that any further deeds, assignments or assurances in law or that any other things are necessary, desirable or proper to complete the transactions contemplated hereby in accordance with the terms of this Agreement or to vest, perfect or confirm, of record or otherwise, the title to Seller’s interests in SanconSH, the parties agree that their proper officers and directors shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such ownership interest and otherwise to carry out the purpose of this Agreement, and that the proper officers and directors the parties are fully authorized to take any and all such actions.

8. Indemnity by the Seller. The Seller agrees that it will indemnify and hold the Buyer and their respective officers, directors, employees and agents (collectively, the “Buyer Indemnitees”) harmless from all Liabilities incurred or suffered by the Buyer. For this purpose, “Liabilities” incurred by the Buyer means all suits, proceedings, claims, expenses, losses, costs, liabilities, judgments, deficiencies, assessments, actions, investigations, penalties, fines, settlements, interest and damages (including reasonable attorneys’ fees and expenses), whether suit is instituted or not and, if instituted, whether at any trial or appellate level, and whether raised by the parties hereto or a third party, incurred or suffered by the Buyer, arising from, in connection with or as a result of (a) any default or breach in the performance of any of the covenants or agreements made by the Seller in this Agreement; or (b) the operation of the Business after the Closing by the Seller.

9. Miscellaneous.

9.1 Expenses. Buyer and Seller shall bear their own respective expenses incurred in connection with this Agreement and in connection with all obligations required to be performed by each of them under this Agreement.

9.2 Entire Agreement; No Waiver. This Agreement and any instruments and agreements to be executed pursuant to this Agreement, sets forth the entire understanding of the parties hereto with respect to its subject matter, merges and supersedes all prior and contemporaneous understandings with respect to its subject matter and may not be waived or modified, in whole or in part, except by a writing signed by each of the parties hereto. No waiver of any provision of this Agreement in any instance shall be deemed to be a waiver of the same or any other provision in any other instance. Failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of its rights under such provision.

9.3. Construction and Enforcement. This Agreement shall be construed in accordance with the laws of the Peoples’ Republic of China, without and application of the principles of conflicts of laws. If it becomes necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, and such legal action results in a final judgment in favor of such party (“Prevailing Party”), then the party or parties against whom said final judgment is obtained shall reimburse the Prevailing Party for all direct, indirect or incidental expenses incurred, including, but not limited to, all attorney’s fees, court costs and other expenses incurred throughout all negotiations, trials or appeals undertaken in order to enforce the Prevailing Party’s rights hereunder.

9.4 Dispute Resolution and Arbitration.

a. Each of the Parties shall make every reasonable commercial effort to resolve any dispute which may arise under or in connection with this Agreement (including a dispute regarding the existence, validity, interpretation or termination of this Agreement or the consequence of its nullity) through consultation, and the consultation starts promptly at the time when a Party provides the other Party with a written notice requesting such consultation.

b. If the dispute is not resolved within three (3) months from the issuance of the written notice, any Party may submit the dispute to arbitration by the China International Economic and Trade Arbitration Commission (“CIETAC”) located in Shanghai in accordance with the arbitration rules of CIETAC in effect at the time of application for arbitration.

c. The arbitration tribunal shall consist of three (3) arbitrators. The Seller shall select one (1) arbitrator and the Buyer shall select one (1) arbitrator. The third arbitrator, who shall be the presiding arbitrator, shall be appointed by the two arbitrators selected by the Parties and shall be a national of a country of any of the Parties. If either Party fails to select an arbitrator, or if the two arbitrators selected by the Parties fail to agree on the choice of the third arbitrator, the Chairman of CIETAC shall have the right to appoint the third arbitrator.

d. The arbitration proceedings shall be conducted in both the English and Chinese language. In the event of any arbitration or litigation arising out of, in connection with, or related to the Agreement, the prevailing party shall be entitled to receive from the non-prevailing party all reasonable fees and expenses of counsel for the prevailing party.

e. The arbitral award made by CIETAC shall be final and binding upon the Parties.

9.4 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally (including by confirmed legible telecopier transmission) or mailed by certified mail, return receipt requested, or by overnight mail properly receipted to the parties.

9.5 Separability. In the event that any provision hereof would, under applicable law, be invalid or enforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and permissible under, applicable law. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.

9.6 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement. No assignment of this Agreement or of any rights or obligation hereunder may be made by either party (by operation of law or otherwise) without the prior written consent of the other and any attempted assignment without the required consent shall be void; provided, however, that no such consent shall be required of Buyer to assign part or all of its rights under this Agreement to one or more of its subsidiaries or affiliates.

9.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but which together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Sancon Resources Recovery, Inc.

By: /s/Jack Chen
Jack Chen, Director

By: /s/David Chen
David Chen, Director

Sancon Resources Recovery (Shanghai) Co., Ltd. (“SanconSH”)

By: /s/ Jim Wang
Jim Wang, General Manager

/s/ Jack Chen
Jack Chen